 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant    ☐

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☑	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

REACHLOCAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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October [●], 2014

Dear Stockholder:

You are cordially invited to join us at a special meeting of stockholders of ReachLocal, Inc., which will be held at 9:00 a.m. (PDT) on [____________], 2014 at the Warner Center Marriot Woodland Hills hotel, 21850 Oxnard Street, Woodland Hills, CA 91367.

At the meeting, we will ask our stockholders to vote on a proposal to approve a one-time stock option exchange for eligible employees. This proposal is an important part of our ongoing strategy to execute a successful turnaround of our business. The board of directors unanimously believes that the proposal is in the best interests of ReachLocal and its stockholders, and, accordingly, recommends a vote “FOR” the approval of the stock option exchange.

We hope that you will take this opportunity to participate in the affairs of the company. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted. You may vote on the Internet, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting. Additional information about voting your shares is included in the proxy statement.

We look forward to seeing you at the meeting.

Sincerely,

David Scott Carlick Chairman of the Board of Directors	Sharon T. Rowlands Chief Executive Officer

REACHLOCAL, INC.

21700 Oxnard Street, Suite 1600
Woodland Hills, California 91367

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [__________________]

To the Stockholders of ReachLocal, Inc.:

The special meeting of stockholders of ReachLocal, Inc., a Delaware corporation, will be held on [___________], 2014 at the Warner Center Marriot Woodland Hills hotel, 21850 Oxnard Street, Woodland Hills, CA 91367, at 9:00 a.m. (PDT), for the purpose of considering and acting upon the following:

1.	The approval of a one-time stock option exchange for eligible employees; and

2.	The transaction of any other business that may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on October 8, 2014 will be entitled to notice of and to vote at the meeting and any continuations, adjournments or postponements thereof. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and at the executive offices of ReachLocal during regular business hours for at least ten days prior to the meeting.

All stockholders are cordially invited to attend the meeting in person. Your vote is important to us, and we hope that you will take this opportunity to participate in the affairs of the company. Whether or not you plan to attend the meeting, we urge you to read the accompanying materials regarding matters to be voted on at the meeting and use the proxy card and instructions to submit your vote by proxy. You may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the meeting. If you hold your shares in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive instructions on how to vote your shares from such broker, bank or other nominee.

You may revoke your proxy delivered pursuant to this solicitation at any time prior to the meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. We look forward to your participation.

By Order of the Board of Directors

Adam F. Wergeles
Secretary

Dated: October [●], 2014

i

REACHLOCAL, INC.

21700 Oxnard Street, Suite 1600
Woodland Hills, California 91367

Your proxy is solicited on behalf of the board of directors (the “Board”) of ReachLocal, Inc., a Delaware corporation (“ReachLocal,” “we,” “us,” “our” or “the company”), for use at our special meeting of stockholders to be held on [____________], 2014, at the Warner Center Marriot Woodland Hills hotel, 21850 Oxnard Street, Woodland Hills, CA 91367, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Special Meeting and any business properly brought before the meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the meeting. This proxy statement is first being released to stockholders on or about October [●], 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON [______________], 2014

The following proxy materials are available for review at http://investors.reachlocal.com/events.cfm:

●	this proxy statement;

●	the proxy card;

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

●	any amendments to the foregoing materials that are required to be furnished to stockholders.

You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING

Why am I receiving this Proxy Statement?

You have been sent this proxy statement because you were a stockholder, or held ReachLocal stock through a broker, bank or other nominee, at the close of business on October 8, 2014, which is the record date for stockholders entitled to vote at the meeting.

What proposal will be considered at the meeting?

At the meeting, stockholders will be asked to consider and act upon the following:

1.	The approval of a one-time stock option exchange for eligible employees; and

2.	The transaction of any other business that may properly come before the meeting or any continuations, adjournments or postponements thereof.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

The Board unanimously believes that the proposal is in the best interests of ReachLocal and its stockholders, and, accordingly, recommends a vote “FOR” the approval of the stock option exchange.

Who is entitled to vote at the meeting?

We have set October 8, 2014 as the record date for the special meeting. All stockholders who owned our stock at the close of business on the record date are entitled to this notice and to vote at the meeting and any adjournments or postponements thereof.

As of the record date, there were [●] shares of our common stock outstanding and entitled to vote at the meeting.

How many votes do I have?

Each outstanding share of our common stock is entitled to one vote at the meeting. You have one vote per share that you owned at the close of business on the record date.

How do I vote my shares?

You may vote by attending the meeting and voting in person, or you may vote by submitting a proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive the proxy materials from your broker, bank or other nominee with instructions on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone.

The Internet and telephone voting facilities will close at 11:59 p.m. (EDT) on [____________], 2014. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

What happens if I vote my shares by proxy?

If you properly fill in your proxy card and send it to us in time to vote, or vote your shares by telephone or Internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote “FOR” the approval of the stock option exchange on your behalf.

Can I change or revoke my vote after I return my proxy card or voting instructions?

If you choose to vote your shares by giving a proxy pursuant to this solicitation, you may revoke or change your proxy instructions at any time prior to the casting of votes at the meeting if you take any of the following actions:

●	Execute and submit a new proxy card;

●	Submit new voting instructions through telephonic or Internet voting, if available to you;

●	Notify Adam F. Wergeles, Secretary of ReachLocal, in writing at the address provided on page , that you wish to revoke your proxy; or

●	Attend the meeting and vote your shares in person if you are a record holder.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee.

Who pays for the proxy solicitation and how will ReachLocal solicit votes?

We pay all costs associated with the solicitation of proxies. We will also pay any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.

Proxies may be solicited by any of our directors, officers or employees on behalf of the Board by mail or in person, by telephone, via facsimile or e-mail. Additionally, we have retained the firm of MacKenzie Partners, Inc. to assist with the solicitation of proxies and will pay a fee of $5,000 for this service, plus reasonable costs and expenses.

How many votes must be present to hold the meeting?

In order to conduct business and have a valid vote at the meeting, a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the record date and entitled to vote. In accordance with our Amended and Restated Bylaws (our “bylaws”) and Delaware law, proxies reflecting broker “non-votes” and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker “non-votes”?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients, or in the absence of such direction, in most cases in their own discretion as to certain “routine” proposals. If a broker votes shares for which a client has not given voting instructions for or against a routine proposal, those shares are considered present and entitled to vote at the meeting. Those shares will be counted towards determining whether or not a quorum is present and will also be taken into account in determining the outcome of the routine proposals. However, where a proposal is not routine, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as broker “non-votes.” Those shares will be considered present for the purpose of determining whether or not a quorum is present, but will not be considered entitled to vote on the non-routine proposals and, therefore, will not be taken into account in determining the outcome of the non-routine proposals. The proposal to approve the option exchange is not considered a routine matter, and without your instruction, your broker cannot vote your shares on the proposal.

How many votes are required to approve the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Approval of Option Exchange	Plurality of Votes Cast	NO

Detailed information regarding the option exchange proposal, and the means for stockholders to present proposals to be considered at the 2015 Annual Meeting, are presented on the following pages. Additional information about our equity ownership, compensation of officers and directors and other matters can be found starting at page .

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive.

How can I find out the results of the voting at the meeting?

 Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Whom can I contact for assistance?

If you need assistance in voting over the Internet, by telephone or by completing your proxy card or have questions regarding the meeting, please contact Adam F. Wergeles at 818-274-0260 or write to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.

PROPOSAL — APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE

Our Board authorized a one-time stock option exchange for eligible employees on September 27, 2014, subject to stockholder approval, as part of a general review of our business turnaround progress and plans. We are now seeking stockholder approval of the option exchange. If implemented, the option exchange would permit our eligible employees to surrender certain outstanding stock options for cancellation in exchange for the grant of new replacement options on a one-for-one basis with per-share exercise prices equal to the greater of $6.00 or the fair market value of our common stock on the replacement grant date, for which we use the closing price of our common stock on the Nasdaq on the grant date. Only stock options with per-share exercise prices at or above $8.00 will be eligible for the exchange. In addition, options issued pursuant to the stock option exchange we conducted in 2012 will not be eligible to be exchanged.

Overview

2014 has been a challenging year for ReachLocal. A primary driver of this year’s disappointing performance has been the December 2013 realignment of our North American sales operations. This has contributed to a substantial decline in the performance of our North American business. In addition, unexpected challenges in our foreign operations have added to our growth challenges. Our financial performance, and likewise our stock performance, has been accordingly adversely impacted. As a result, approximately 99% of our employees’ stock options have exercise prices that exceed the recent trading prices of our common stock, and as of September 25, 2014, over 80% of our employees’ stock options had exercise prices at least 100% above the current market price of our common stock.

In April 2014, Sharon Rowlands joined as our new Chief Executive Officer, and she is leading a turn-around of the company to return it to sustained growth and profitability. Among the many actions that she has taken to date have been steps to restructure our sales operations team as part of a plan to remedy the issues created by the 2013 realignment.

While the company is making progress, we have suffered significant challenges with employee retention and continue to suffer from elevated employee attrition. Equity compensation is an important component of employee compensation in our industry and the large decline in value of our employees’ stock options has substantially reduced the competitiveness of our employees’ overall compensation as compared to other companies in our industry. In addition, the market for exceptional employees is increasingly competitive, which is exacerbating the problem. In order to increase our chances of success during our turnaround, it is important to incentivize employees to remain with us through this period.

A consistent message that has been communicated from employees at all levels of the company is that they perceive their underwater stock options as having little or no value and that they provide no incentive to stay with the company through this difficult period. Moreover, unlike a majority of our peer group’s equity compensation programs that are solely or partially comprised of full-value awards, our equity compensation program has relied primarily on stock options. As a result, our equity compensation program is largely ineffective at providing the incentives that we believe are necessary to motivate and retain our employees.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders. We believe that, if approved by our stockholders, the option exchange would be an important component in our efforts to achieve that goal.

Our Compensation Committee and Board have decided to allow Ms. Rowlands to participate in the proposed option exchange because it is critical to the success of our turnaround to align Ms. Rowlands’ interests with those of our stockholders. Furthermore, they believe that the deteriorating operating performance is primarily attributable to events and circumstances that predated the commencement of her tenure. Indeed, when Ms. Rowlands joined the company and received her initial stock option grant on April 1, 2014, the deterioration of the business was accelerating, which quickly resulted in her stock option grant being substantially underwater. Accordingly, to ensure that her interests remain aligned with those of our stockholders, our Board has decided to include her in the option exchange.

Stockholder approval of the option exchange is required under the Nasdaq listing rules and the terms of our Amended and Restated 2008 Stock Incentive Plan (which is referred to as the 2008 Plan). Stockholder approval of this proposal requires the affirmative vote of a majority of shares represented and voting at the special meeting. If our stockholders do not approve the option exchange, eligible options will remain outstanding in accordance with their existing terms.

If our stockholders approve this proposal, and our Board, Compensation Committee or senior management determine to implement the option exchange, the option exchange is expected to commence during the fourth quarter of 2014. Our Board, Compensation Committee or senior management may, however, in their sole discretion, determine to accelerate or postpone the actual start date of the option exchange to a date within 12 months following the date of the meeting, or determine not to effect the option exchange at all.

 Summary of Material Terms

The option exchange, if approved by our stockholders, would provide for the following:

●

The option exchange will be open to all employees (except as described below) who are in service with us as of the commencement of the option exchange and remain employed by us through the last day of the exchange offer. Employees will be permitted to exchange all, some or none of their eligible options for replacement options, provided that individual option grants may not be partially exchanged.

●	The non-employee members of our Board will not be eligible to participate in the option exchange. Ms. Rowlands, who is our CEO and a director, will be eligible to participate.

●	Only stock options with per-share exercise prices at or above $8.00 will be eligible for the option exchange.

●	Options issued pursuant to our 2012 stock option exchange will not be eligible to participate in this option exchange.

●	Replacement options will be issued on a one-for-one basis for eligible options surrendered in the option exchange.

●	Each replacement option will have a per-share exercise price equal to the greater of $6.00 or the fair market value of our common stock on the grant date of the replacement option.

●

None of the replacement options will be vested on the date of grant. Instead, replacement options will vest over a four-year period as follows: 12.5% on the six-month anniversary of the replacement option grant date and in substantially equal installments monthly thereafter over the subsequent 42 months, subject to the option holder’s continued employment with us through the applicable vesting date. All replacement options will have a new seven-year term measured from the replacement grant date, which is typically the maximum term of our option grants.

●	Other than the terms discussed above, replacement options will have terms and conditions similar to the surrendered options.

If stockholders approve the option exchange, it is expected to commence during the fourth quarter of 2014. Our Board, Compensation Committee or senior management may, in their sole discretion, determine to postpone the actual start date of the option exchange to a date within 12 months following the date of stockholder approval or determine not to effect the option exchange at all. If the option exchange does not commence within 12 months following stockholder approval, we would consider any future option exchange or similar program to require new stockholder approval before it can be implemented.

While the terms of the option exchange are expected to be materially similar to the terms described in this proposal, our Board, Compensation Committee and senior management may, in their sole discretion, change the terms of the option exchange to take into account a change in circumstances, as described below, and may determine not to implement the option exchange even if stockholder approval of the option exchange is obtained.

Reasons for the Option Exchange

We believe that to be successful, our employees need to think like owners. Consistent with this philosophy, our equity compensation program continues to be broad-based. This broad-based equity compensation program is intended to provide us with a competitive advantage, particularly in our efforts to hire and retain top talent in technology-related fields.

Due to the significant decline of our stock price during the last year, however, approximately 99% of our employees’ stock options have exercise prices that exceed the current market price of our common stock, and as of September 25, 2014, over 80% of our employees’ stock options had exercise prices at least 100% above the current market price of our common stock. For example, the closing price of our common stock on Nasdaq on September 25, 2014 was $3.93, whereas the weighted average exercise price of all outstanding options held by our employees on that date was $10.79 and approximately 84% of those stock options had per-share exercise prices of $8.00 or higher.

Although we continue to believe that equity awards are an important component of our employees’ total incentive benefits and can provide us with a competitive advantage, we also believe that employees generally perceive these options to have little or no value due to the significant difference between the exercise prices and the current market price of our common stock. In addition, the market for exceptional employees is increasingly competitive, which is exacerbating the problem. Moreover, unlike a majority of our peer group’s equity compensation programs that are solely or partially comprised of full-value awards, our equity compensation program has relied primarily on stock options. As a result, our equity compensation program is largely ineffective at providing the incentives that we believe are necessary to motivate and retain our employees.

 In June 2012 we completed a value-for-value option exchange. However, due to a combination of employee turnover since the 2012 option exchange and low participation, less than 5% of currently outstanding stock options are options that were issued as part of the 2012 option exchange. Therefore, notwithstanding the 2012 option exchange, we believe that the proposed option exchange is fundamental to the success of our ongoing turnaround plans. However, options issued as part of the 2012 option exchange will not be eligible to be exchanged in this option exchange.

Alternatives Considered

When considering how best to continue to provide incentives to and reward our employees who hold options that are significantly underwater, we considered the following alternatives:

●

Grant additional equity awards. We considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock units. However, these additional grants would increase our overhang and potentially dilute the interests of our stockholders.

●

Offer a value-for-value exchange. Our 2012 option exchange was a value-for-value exchange. Participating option holders were issued options according to exchange ratios varying from 2–1 to 1.2–1, depending on a number of factors intrinsic to the value of the surrendered and new replacement options. We experienced limited participation in our 2012 option exchange—less than 20% of eligible option holders participated. We believe that the limited participation was primarily a result of the value-for-value exchange ratios used in the 2012 option exchange and the complete resetting of the vesting schedules for replacement options. That experience, combined with what we believe is an acute need to incentivize and retain employees during our turnaround efforts, have led us to believe that a value-for-value exchange is less likely to achieve our goals than a one-for-one exchange.

●

Exchange options for cash. We considered implementing a program to exchange underwater options for cash payments. However, we believe that in addition to reducing our cash balance, an option exchange where options are generally exchanged for cash would not have significant long-term retentive value and would not successfully align our employees’ interests with those of our stockholders.

●

Exchange options for restricted stock units. We also considered implementing a program to exchange underwater options for restricted stock units, or RSUs. However, consistent with our overall approach to equity compensation, we believe that stock options generally provide the best balance of incentives while also aligning employee and stockholder interests. In addition, if we were to offer an options-for-RSUs program, we would likely utilize exchange ratios to account for the higher value of RSU awards and those exchange ratios would likely lead to a perception of receiving reduced value and decrease participation in the program.

The Option Exchange

After weighing each of these alternatives, our Board and Compensation Committee decided to implement a one-for-one option-for-option exchange. We have determined that a program under which our employees generally could exchange significantly underwater stock options for stock options having a per-share exercise price equal to the fair market value of our common stock on the replacement grant date is the most attractive alternative for a number of reasons, including the following:

●

The option exchange offers a meaningful incentive for our employees. As of September 25, 2014, approximately 99% of stock options held by our employees were underwater and approximately 84% had a per-share exercise price equal to or greater than $8.00. We believe that these stock options no longer represent effective incentives to motivate or help retain our employees. By exchanging significantly underwater stock options for options with lower exercise prices—but subject to extended vesting schedules—we believe that the option exchange would aid both motivation and retention of those employees participating in the option exchange, while better aligning the interests of our employees with the interests of our stockholders.

●

We believe that the option exchange can significantly increase retention. Replacement options will have new four-year vesting schedules. We believe that these restarted vesting schedules will provide a strong incentive for employees to remain with the company and will largely alleviate the need to find other extraordinary compensatory measure to retain key employees.

●

The option exchange will enable us to redeploy non-cash compensation charges that we are already incurring that have very little motivational impact. Under applicable accounting rules, we are required to recognize compensation expense related to outstanding options, even if those options are never exercised because they remain underwater and are not perceived by our employees to provide value. By replacing options that have relatively little retentive or incentive value with new options with an exercise price equal to the fair market value of our common stock on the date of the new grant, we will increase both retention and incentive value while minimizing the additional compensation expense that would result from issuance of new options without an exchange.

Details of the Stock Option Exchange

Implementing the Option Exchange

We will not commence the option exchange unless our stockholders approve this proposal. Our Board authorized the option exchange on September 27, 2014, subject to stockholder approval. If this proposal is approved, the offer to surrender eligible options in exchange for replacement options is expected to commence during the fourth quarter of 2014. Our Board, Compensation Committee or senior management may, in their sole discretion, determine to postpone the actual start date of the option exchange to a date within 12 months following the date of stockholder approval of this proposal or determine not to effect the option exchange at all.

If stockholders approve this proposal, eligible employees will be offered the opportunity to participate in the option exchange pursuant to a written offer that will be distributed to all eligible employees. Eligible employees will be given at least 20 business days to elect to exchange all, some, or none of their eligible options for replacement options. On the last day of the exchange offer, the eligible options surrendered for exchange will be cancelled, and replacement options will be granted to participating employees. All such replacement options will be granted under, and subject to the terms of, the 2008 Plan, and will have a per-share exercise price equal to the greater of $6.00 and the fair market value of our common stock on the replacement grant date.

Prior to commencement of the option exchange, we will file the offer to exchange with the Securities and Exchange Commission (“SEC”) as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at http://www.sec.gov.

Eligibility

If implemented, the option exchange will be open to all of our employees (except as described below) who hold stock options with a per-share exercise price at or above $8.00, including our CEO, Ms. Rowlands. Options issued pursuant to the 2012 stock option exchange will not be eligible to be exchanged in this option exchange. The option exchange will not be available to non-employee members of our Board, any consultants, or any former employees. In addition, our Board may determine that it would be more efficient and better serve the interests of our company and our stockholders, while remaining consistent with the goals of our incentive compensation programs, to address through other means the issues presented by underwater options held by employees located in certain foreign jurisdictions, and in such case, employees in those foreign jurisdictions would not be eligible to participate in the option exchange. As of September 25, 2014, we estimate that approximately 450 of our employees would be eligible to participate in the option exchange.

An employee who tenders his or her options for exchange must also remain employed through the last day of the exchange offer in order to receive the replacement options. If an option holder is no longer an employee with us for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the option exchange is commenced, that option holder cannot participate in the option exchange. If an option holder is no longer an employee with us for any reason on the last day of the exchange offer, even if he or she had elected to participate and had tendered his or her options for exchange, such employee’s options will automatically be deemed withdrawn and he or she will not participate in the option exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of service in accordance with their terms and to the extent that they are vested. A vote by an employee in favor of this proposal at the special meeting does not constitute an election to participate in the option exchange.

Of the outstanding options held by eligible employees as of September 25, 2014, the maximum number of shares of common stock underlying options which could be surrendered for exchange and replaced is approximately 3.5 million.

Election to Participate

Participation in the option exchange will be voluntary. Under the option exchange, eligible employees may make an election to surrender eligible stock options in exchange for replacement options.

Granting of Replacement Options

Replacement options will cover the same number of shares as the surrendered options they replace.

Vesting of Replacement Options

Replacement options will vest 12.5% on the six-month anniversary of the replacement grant date and in substantially equal installments monthly thereafter over the subsequent 42 months, subject to the option holder’s continued service with us through the applicable vesting date.

Term of the Replacement Options

Replacement options will have a maximum seven-year term measured from the replacement grant date.

Other Terms and Conditions of the Replacement Options

Other than the terms discussed above, replacement options will have terms and conditions similar to the surrendered options.

U.S. Federal Income Tax Consequences

The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating employees should recognize no income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. The tax consequences of the option exchange in foreign jurisdictions will depend on applicable foreign tax rules and regulations but will be fully disclosed to participants subject to the tax laws of foreign jurisdictions as part of the offer to exchange options.

Accounting Impact

Under ASC Topic 718, the exchange of options under the option exchange is treated as a modification of the terms or conditions of the existing option awards. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the option exchange, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess of the fair value of each replacement option granted to an employee over the fair value of the option surrendered in exchange, measured as of the last day of the exchange offer. The amount of incremental compensation expense we will recognize as a result of the option exchange will depend on a number of factors, including the participation in the program and fair values of the replacement options and surrendered options. We expect, however, to recognize incremental compensation expense as a result of the option exchange between $2 million and $3 million. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to our eligible employees, including eligible employees who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the option exchange for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

Benefits of the Option Exchange to Eligible Employees

Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, or the number of replacement options that we may grant. As noted above, non-employee members of our Board, consultants and former employees are not eligible to participate in the option exchange.

Effect on Stockholders

The option exchange was designed to provide renewed incentives and motivate the eligible employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the option exchange on our stockholders because we cannot predict which, or how many, employees will elect to participate in the option exchange, and which or how many eligible options such employees will elect to exchange.

Vote Required

Approval of the option exchange requires the affirmative vote of a majority of shares of common stock present or represented by proxy at the meeting and entitled to vote on the option exchange.

The Board unanimously recommends that you vote “FOR” the approval of a one-time option exchange.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by stockholders (2)	7,890,000	(3)	11.44	(4)	484,540
Equity compensation plans not approved by stockholders	--		--		--
Total	7,890,000	(3)	11.44	(4)	484,540

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)

Consists of the Amended and Restated ReachLocal 2008 Stock Incentive Plan (the “2008 Plan”) and the ReachLocal 2004 Stock Plan (the “2004 Plan”). We terminated the 2004 Plan on June 6, 2008 in connection with the adoption of the 2008 Plan. No new awards may be granted under the 2004 Plan following its termination, but awards outstanding at the time of termination of the 2004 Plan remain outstanding in accordance with their terms.

(3)	Consists of 6,733,000 shares of common stock underlying outstanding options and 1,157,000 shares of common stock underlying outstanding restricted stock units.

(4)

Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the 1,157,000 shares of common stock subject to outstanding restricted stock units that become issuable as those units vest, without any cash consideration or other payment required for such shares.

OWNERSHIP OF THE COMPANY

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of September 25, 2014 by:

●	each person who we believe beneficially owns more than 5% of our common stock based on our records and our review of SEC filings;

●	our directors, director nominees and named executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options held by the person that are exercisable within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options the person holds which are exercisable or exercisable within 60 days of September 25, 2014 and that no other persons exercised any of their options.

Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe, based on the information furnished to us, that each person identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the person.

Except as otherwise indicated, the business address for each of the following persons is 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.

	Common Stock Beneficially Owned as of September 25, 2014
	Number of Shares	Percent
Greater Than 5% Stockholders:
Entities affiliated with VantagePoint Capital Partners (1)	12,771,294	43.5%
Entities affiliated with Rho Ventures (2)	2,722,182	9.3%
JPMorgan Chase & Co. (3)	2,672,097	9.2%

Directors and Named Executive Officers:
Sharon Rowlands (4)	336,250	1.1%
Ross G. Landsbaum (5)	451,212	1.5%
Kris Barton (6)	99,973	*
Daniel Della Flora (7)	42,500	*
Zorik Gordon (8)	9,631	*
Nathan Hanks (9)	105,401	*
Joshua Claman (10)	70,962	*
David Carlick (11)	252,271	*
Robert Dykes (12)	235,434	*
James Geiger (13)	164,071	*
Habib Kairouz (2)	2,722,182	9.3%
Alan Salzman (1)	12,771,294	43.5%
Edward Thompson	--	*
Directors and Officers as a Group (14 persons) (14)	17,446,002	56.8%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)

Includes 16,006 shares held by VantagePoint Management, Inc., 237,775 shares held by VantagePoint Venture Partners III, L.P., 1,952,995 shares held by VantagePoint Venture Partners III (Q), L.P., 846,099 shares held by VantagePoint Venture Partners IV, L.P., 8,451,641 shares held by VantagePoint Venture Partners IV(Q), L.P., 30,789 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., 1,021,222 shares held by VantagePoint Venture Partners 2006(Q), L.P., 2,796 shares held by Mr. Salzman, 136,971 shares subject to options held by Mr. Salzman that are exercisable within 60 days of April 17, 2014, and 75,000 shares subject to options held by Jason Whitt, a former director of the Company who was affiliated with VantagePoint, that are exercisable within 60 days of September 25, 2014. Mr. Salzman, one of our directors, is the chief executive officer of VantagePoint Management, Inc. and also a managing member of the general partners of the limited partnerships listed above, and has voting and investment power with respect to such shares. Mr. Salzman disclaims beneficial ownership with respect to all shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of his pecuniary interests therein. The address of the entities and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.

(2)

Includes 2,362,930 shares held by Rho Ventures V, L.P., 207,465 shares held by Rho Ventures V Affiliates, L.L.C., 14,816 shares held by Mr. Kairouz and 136,971 shares subject to options held by Mr. Kairouz that are exercisable within 60 days of September 25, 2014. These stockholders are affiliated with Rho Capital Partners, Inc., the management company for Rho Ventures. Mr. Kairouz, one of our directors, Mark Leschly and Joshua Ruch are managing members of the general partner of Rho Ventures V, L.P. and Rho Ventures V Affiliates, L.L.C. and may be deemed to share voting and investment control over the shares held by these entities. Mr. Kairouz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Rho Capital Partners, Inc. is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019.

(3)

The 2,672,097 shares shown as beneficially owned are as reported by JPMorgan Chase & Co. (“JPM”) in a Schedule 13G/A filed with the SEC and dated January 17, 2014. JPM filed the Schedule 13G/A on behalf of itself and its wholly owned subsidiaries: JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., JPMorgan Asset Management (UK) Ltd., and JPMorgan Asset Management (Canada) Inc. The address of JPM is 270 Park Ave., New York, NY 10017.

(4)	Includes 150,000 restricted shares subject to forfeiture and 106,250 shares subject to options that are exercisable within 60 days of September 25, 2014
(5)	Includes 52,305 restricted shares subject to forfeiture and 396,467 shares subject to options that are exercisable within 60 days of September 25, 2014.
(6)	Includes 40,425 restricted shares subject to forfeiture and 56,508 shares subject to options that are exercisable within 60 days of September 25, 2014.
(7)	Includes 30,000 restricted shares subject to forfeiture and 12,500 shares subject to options that are exercisable within 60 days of September 25, 2014.
(8)

The 9,631 shares shown as beneficially owned by Mr. Gordon, our former chief executive officer, are based on information provided to us by Mr. Gordon as of April 17, 2014 in connection with preparation of the proxy statement for our 2014 Annual Meeting. The shares are restricted shares subject to forfeiture.

(9)

The 105,401 shares shown as beneficially owned by Mr. Hanks, our former president, are based on information provided to us by Mr. Hanks as of April 17, 2014 in connection with preparation of the proxy statement for our 2014 Annual Meeting. The shares include 13,890 restricted shares subject to forfeiture.

(10)	The 70,962 shares shown as beneficially owned by Mr. Claman, also a former president, are as reported by Mr. Claman in a Form 4 filed with the SEC on May 7, 2014.
(11)	Includes 50,000 restricted shares subject to forfeiture, and 186,971 shares subject to options that are exercisable within 60 days of September 25, 2014.
(12)

Includes 77,915 shares held by the Robert R.B. Dykes Trust, and 20,548 director stock units and 136,971 shares subject to options that are exercisable within 60 days of September 25, 2014, each held by Mr. Dykes.

(13)	Includes 136,971 shares subject to options that are exercisable within 60 days of September 25, 2014.
(14)	Includes an aggregate of 1,553,289 director stock units and shares subject to options that are exercisable within 60 days of September 25, 2014, that are held by our directors and officers as a group.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. The “named executive officers” for 2013 include David Carlick, former Interim Chief Executive Officer and Chairman of the Board; Zorik Gordon, former Chief Executive Officer and director; Ross G. Landsbaum, Chief Financial Officer; Joshua Claman, former President; Nathan Hanks, former President and director; Kris Barton, Chief Product Officer; and Daniel Della Flora, Chief Accounting Officer. Messrs. Gordon and Hanks resigned in August and November 2013, respectively, Mr. Carlick resumed his role as non-executive Chairman in April 2014, and Mr. Claman resigned in May 2014.

Executive Summary

Our compensation strategy focuses on providing a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also be utilized as a tool to communicate and align employee contributions with our corporate objectives and stockholder interests. It is our philosophy to provide a competitive total compensation package that enables our named executive officers, as well as our other employees, to share our success when our objectives are met.

Pay for Performance

Pay for performance is an important component of our compensation philosophy. Consistent with this focus, our compensation program includes annual performance-based bonuses and long-term equity-based compensation, historically, primarily in the form of stock options. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. For 2013, on average, approximately 55% of our named executive officers’ potential compensation initially came from variable, performance-based pay consisting of performance-based bonuses (both formulaic and discretionary), incentive stock option awards and performance-vesting restricted stock awards. Non-variable pay includes base salaries, non-performance-vesting restricted stock awards and other perquisites and benefits. The chart below shows the mix between potential variable performance-based pay and non-variable pay for our named executive officers in 2013, prior to the issuance of the Retention Awards and amendment of the Performance Awards, each as described below.

As described in more detail below, in connection with the changing of our leadership, in November 2013, the compensation committee implemented a retention program intended to ensure that the key personnel needed to manage the company during the transitional period remained with the company. This retention program had two components: the grant of time-based vesting restricted stock awards (the Retention Awards) and the amendment of the performance-vesting restricted stock awards (the Performance Awards) to provide time-based vesting as well. After implementation of the retention program, on average, approximately 38% of our named executive officers’ potential compensation came from variable, performance-based pay consisting of performance-based bonuses (both formulaic and discretionary), incentive stock option awards and performance-vesting restricted stock awards. The chart below shows the mix between potential variable performance-based pay and non-variable pay for our named executive officers in 2013, after the issuance of the Retention Awards and amendment of the Performance Awards.

Annual Cash Bonus Plan

For 2013, the compensation committee adopted the 2013 Executive Bonus Plan that included both a formulaic component and a discretionary component. This discretionary element gave the compensation committee greater flexibility to consider other performance aspects, such as individual performance, execution against strategic initiatives and overall performance of our company as compared to new and existing competitors in determining annual bonus payouts.

As is more fully discussed under “Elements of Compensation—Cash Bonuses” below, the 2013 Executive Bonus Plan, or the bonus plan, established a target bonus pool, which was divided into three component target bonus pools: (i) 25% of the total bonus pool was tied to achievement of certain revenue objectives, (ii) 25% of the total bonus pool was tied to achievement of certain adjusted EBITDA (AEBITDA) objectives, and (iii) 50% of the total bonus pool was left to the discretion of the compensation committee (for information regarding our definition of adjusted EBITDA, see “Determination of Compensation—Compensation Philosophy” below). The actual size of the revenue and AEBITDA bonus pools were subject to adjustment upwards or downwards by multiplying the applicable bonus pool by a multiplier, which was determined based on the company’s actual achievement against the applicable targets. The multiplier used to calculate each bonus pool was equal to the lower of the multiplier applied to the revenue pool and the multiplier applied to the AEBITDA pool. Although the revenue and AEBITDA bonus pools were determined independently, the compensation committee established this linkage to emphasize the importance of avoiding seeking either revenue growth or profitability at the expense of the other.

In 2013, neither the revenue target nor the AEBITDA target was met, and accordingly, no bonuses were paid from the revenue or AEBITDA bonus pools. In addition, in view of the overall performance of the company during 2013, the compensation committee declined to award the named executive officers any bonuses under the discretionary component of the bonus.

Mr. Carlick was not eligible to participate in the bonus plan.

Alignment with Stockholder Interests—Equity Awards

We believe that our equity compensation program supports a long-term performance orientation by aligning interests between our executives and our stockholders. In addition, equity compensation awards with multi-year vesting requirements are intended to serve as a retention tool. We therefore view equity compensation as an important component of our executive compensation program. We provide long-term incentive awards to executives primarily through grants of stock options and restricted stock awards. Equity-based awards represented between 39% and 82% of our named executive officers’ compensation opportunity for 2013.

Ordinary Course Equity Awards. We generally use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. Although the compensation committee typically grants annual refresher grants, we have not established a formula or program for determining the size of any equity award, including any annual refresher grants, and our compensation committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management. During 2013, each named executive officer received a stock option grant in accordance with our past practices.

Stock Performance Awards and Retention Awards. During 2013, our compensation committee approved grants of performance-vesting restricted stock tied to achievement of a stock price target (the Performance Awards). The Performance Awards were designed to tie our named executive officers’ interests to those of our stockholders and to assist in retention by focusing on the achievement of pre-determined stock price targets over a three-year performance period

2013, however, was a year of transition from a management standpoint— the three remaining founders, Zorik Gordon, Chief Executive Officer; Nathan Hanks, President; and Michael Kline, President, Local Commerce and Chief Strategy Officer, all left the company by the end of 2013. As a consequence of these changes in management, in November 2013 the compensation committee adopted a retention program for key personnel including Messrs. Landsbaum, Claman, Barton and Della Flora. This retention program had two components. First, the company granted a restricted stock award on November 7, 2013, that vests in two equal tranches on November 7, 2014 and November 7, 2015, subject to the recipient’s continuous employment with the company through each vesting date (the Retention Awards). Second, in connection with this retention program, the Performance Awards granted to such employees in February 2013 were amended to provide that the Performance Awards would vest on the earlier of the Performance Award vesting schedule (assuming the performance goals are achieved) or in two equal tranches on November 7, 2014 and November 7, 2015. The compensation committee chose to amend the Performance Awards instead of increasing the size of the Retention Awards, to minimize both dilution and depletion of shares available under the 2008 Plan. The compensation committee implemented this retention program as it sought to ensure that the key personnel needed to manage the company during this transitional period remained with the company.

Good Governance and Best Practices

In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, (i) our compensation committee is comprised solely of independent directors, (ii) our compensation committee retained an independent compensation consultant to provide it with advice on matters related to executive compensation, non-employee director remuneration and assistance with preparing compensation disclosure for inclusion in our SEC filings, and (iii) our compensation committee meets frequently so as to be certain that it remains current with the performance of our senior team and addresses compensation matters in a timely manner.

We also endeavor to structure our executive compensation program in a manner that reflects best practices, including the following:

●	Our compensation programs limit cash severance payments to not more than twelve months’ base salary upon a termination of employment without cause or for good reason;

●	We do not provide for the payment of excise tax gross-ups on severance or other change in control payments; and

●	We maintain compensation arrangements that provide only for “double trigger” (and not “single trigger”) cash severance provisions in connection with a change in control of the company.

We provide our stockholders with the opportunity to cast a triennial advisory vote on the compensation of our named executive officers (a “say-on-pay proposal”). A substantial majority of the votes cast at our 2011 Annual Meeting, our most recent annual meeting at which a say-on-pay proposal was presented to our stockholders, voted in favor of our say-on-pay proposal. In evaluating our executive compensation program, the compensation committee considered the results of the say-on-pay proposal and other factors as discussed in this Compensation Discussion and Analysis. The compensation committee will consider the outcome of this year’s say-on-pay proposals when making future compensation decisions for our named executive officers. Following this year’s vote on the say-on-pay proposal at the annual meeting, we will provide our stockholders with the opportunity to next cast a say-on-pay vote at our 2017 Annual Meeting.

Determination of Compensation

Roles of Our Board of Directors, Compensation Committee and Chief Executive Officer in Compensation Decisions

Our compensation committee oversees our executive compensation program. Our Chief Executive Officer provides recommendations to our compensation committee with respect to salary adjustments, annual cash incentive bonus targets (if applicable), and awards and equity incentive awards for the named executive officers (excluding himself) and the other executive officers that report to him. Our compensation committee meets with our Chief Executive Officer at least annually to discuss and review his or her recommendations, together with the market data provided by its independent compensation consultant regarding executive compensation for our executive officers (excluding him). Our policy has been that our compensation committee considers these recommendations in determining the compensation of the Chief Executive Officer and our other senior officers, and has the ability to increase or decrease amounts of compensation payable to our executive officers pursuant to those recommendations. In September 2013 upon becoming Interim Chief Executive Officer, David Carlick resigned as chair of the compensation committee. Shortly thereafter, Robert Dykes joined the committee and was appointed chair.

Competitive Market Data and Use of Compensation Consultants

Commencing in 2010, our compensation committee retained Frederic W. Cook & Co., or Cook, to advise on executive compensation matters. For 2013, the compensation committee again retained Cook, who compiled a peer group of companies against which to assess the three key components comprising our named executive officers’ compensation: base salary, cash bonus and equity incentives. The peer group consisted of the following 17 publicly-traded Internet and distribution companies:

Active Network	Dealer Track	ValueClick
Angies List	Kenexa	Vistaprint
Boingo Wireless	Marchex	Web.com Group
cBeyond	OpenTable	Web MD Group
Com.Score	QuinStreet	Yelp
Constant Contact	Shutterfly

This peer group represented a fairly significant change in the peer group used in 2012 as the compensation committee worked closely with management and Cook to ensure that our peer group closely reflected our business operations and financial profile. The compensation committee removed the following five companies: Concur Technologies, Liquidity Services, and NetSuite due to substantial differences in their business models, and SuccessFactors and Taleo due to acquisition in 2012 (meaning that compensation data was no longer publicly available). The compensation committee added the following seven companies that have business models which are more similar to the company’s business model: Active Network, Angie’s List, Boingo Wireless, Cbeyond, Web.com Group, WebMD Group and Yelp. The company’s revenues are between the median and 75th percentile of the 2013 peer group and the company’s market capitalization is at approximately the 25th percentile of the 2013 peer group.

For 2013, our compensation committee considered peer group data, but only as one element of the compensation committee’s overall consideration of the appropriate compensation levels. Our compensation committee does not aim to set total compensation, or any compensation element, at a specified level as compared to the companies in this peer group. Although our compensation committee considered Cook’s peer group analysis in considering our executive compensation program in 2013, our compensation committee ultimately made their own decisions about these matters, based on the peer group analysis and their own business experience and judgment.

For the 2014 peer group, the compensation committee only removed Kenexa due to its acquisition by IBM in December 2012 (meaning that compensation data was no longer publicly available). The company’s revenues approximate the 75th percentile of the 2014 peer group and the company’s market capitalization is below the 25th percentile of the 2014 peer group.

Cook performs services solely on behalf of the compensation committee and, except as it may relate to the performance of such services, did not provide any other services to the company or company management in 2013. Cook provided the following services to the compensation committee in 2013: development of an applicable peer group, providing comparative data regarding compensation levels and practice, and assistance with the design of our incentive programs. Our compensation committee has assessed the independence of Cook pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Cook from independently representing the compensation committee.

Compensation Philosophy

Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance while ensuring that the interests of the management team are aligned both internally, and with our strategic plan and the interests of our stockholders. Our executive compensation philosophy also recognizes that key and core to our success is our ability to rapidly expand the size and breadth of our direct sales force throughout the United States and overseas to create competitive barriers to entry. In that regard, a primary focus of our compensation program has been to incentivize and reward growth in revenue and adjusted EBITDA. We define adjusted EBITDA, or AEBITDA as net income (loss) from continuing operations before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, the effects of accounting for business combinations (including any impairment of acquired intangibles and, in the case of the acquisition of SMB:LIVE, the deferred cash consideration), and amounts included in other non-operating income or expense.

Compensation for our named executive officers in 2013 consisted of the elements identified in the following table:

Compensation Element	Primary Objective
Base salary	To recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining employees

Annual incentive cash compensation (bonuses)

To focus employees on corporate and individual objectives and link compensation opportunities for our named executive officers (and employees generally) to achievement of key business and individual objectives

Equity incentive compensation	To incentivize and reward increases in stockholder value and to emphasize and reinforce our focus on team success and to assist with the attraction and retention of key employees

Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus named executive officers on stockholder interests when considering strategic alternatives

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner

Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives. The compensation levels of our named executive officers reflect to a significant degree the varying roles and responsibilities of such executives, as well as the length of time those executives have served our company.

Elements of Compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers.

Base Salaries

Messrs. Gordon and Hanks were among the original five founders of our company, and accordingly, their compensation was initially established to reflect their positions as founding executives of a start-up company and evolved as we grew and new investors joined us. Mr. Carlick, the Chairman of our Board, served as Interim Chief Executive Officer from September 2013 to April 2014, with annual base compensation of $400,000, which was the same as the annual base compensation that Mr. Gordon had been paid during 2013. While serving as Interim Chief Executive Officer, Mr. Carlick was not eligible to participate in ReachLocal’s non-employee director compensation program in respect of his service as Chairman of the Board. Messrs. Landsbaum, Claman, Barton and Della Flora joined us in June 2008, July 2012, February 2012, and September 2013, respectively, and their initial base salaries were the result of an arms-length negotiation at that time.

Base salaries of our named executive officers (other than our Chief Executive Officer) are recommended and reviewed periodically by our Chief Executive Officer, and the base salary for each named executive officer is approved by our compensation committee. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions at our peer companies. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

During January 2013, Mr. Hanks received an increase in his base salary to match the base salary of Mr. Gordon in light of his appointment as our President and their division of labor. Mr. Landsbaum received a 10% increase in his base salary in view of his performance and the fact that he had not received an increase in base salary since 2010. Mr. Barton received a 3% increase in his base salary, which was consistent with peer group practice.

The actual base salaries paid to all of our named executive officers during 2013 are set forth in the “Summary Compensation Table” below.

Cash Bonuses

2013 Executive Bonus Plan. In addition to base salaries, our executives are also eligible to receive annual cash bonuses. In 2013, the compensation committee both moved to standardize target bonus amounts amongst our executives and also approved increases in targets for certain of our executives. Previously, the target bonus had for certain executives been denominated in a dollar amount. However, as the result of a companywide compensation rationalization, the compensation committee agreed to denominate bonus targets as a percentage of base salary as follows:

Executive	2013 Target Bonus (as a % of Base Salary)	% Increase (Decrease) From 2012 Target Bonus (as a % of Base Salary)	2013 Target Bonus	% Increase (Decrease) From 2012 Target Bonus
Zorik Gordon	125%	(0.5%)	$500,000	(0.5)%
Ross G. Landsbaum	50%	3.0%	187,000	13.3%
Josh Claman	50%	--	200,000	--
Nathan Hanks	125%	23.4%	500,000	48.3%
Kris Barton	30%	20.0%	108,150	23.6%
Daniel Della Flora	30%	--	37,500 (1)	--

(1) Mr. Della Flora’s participation in the bonus pool was prorated based on his partial-year of service with us in 2013.

The increase in the bonus target for Mr. Hanks was attributable to the equalization of Mr. Gordon’s and Mr. Hanks’ overall compensation as discussed above, and the increases in the bonus targets for Messrs. Landsbaum and Barton was attributable both to the move to bonus targets denominated as a percentage of base salaries and increases intended to reflect their strong performance. Messrs. Claman’s and Della Flora’s targets were determined as part of the original negotiation of the terms of their employment. Mr. Carlick’s compensation, as Interim Chief Executive Officer, did not include a bonus opportunity.

In 2013 the compensation committee recommended, and the board of directors adopted, our 2013 Executive Bonus Plan, or the bonus plan, in which the named executive officers participated and had an opportunity to earn an annual bonus based on the target bonuses set forth above. The bonus plan consisted of both a formulaic component and a discretionary component. The formulaic part of the plan was comprised of two target bonus pools, one of which was based on achievement of an annual consolidated revenue objective, or Revenue Target, and the other of which was based on achievement of an annual AEBITDA objective, or AEBITDA Target. Each of the Revenue Target and the AEBITDA Target was derived from the 2013 operating plan adopted by our board of directors and we developed this component of our bonus plan, in cooperation with our compensation committee, to motivate achievement of the Revenue Target and the AEBITDA Target. Finally, the compensation committee also determined that it was beneficial for there to be a purely discretionary element to focus and motivate outstanding individual performance and achievement of strategic and/or non-financial goals that may not be directly reflected through achievement of revenue or AEBITDA targets.

The aggregate 2013 target bonus pool for all our senior executives was set at approximately $2.6 million, with achievement of the Revenue Target comprising 25% of the target amount, or the Revenue Pool, achievement of the AEBITDA Target comprising 25% of the target amount, or the AEBITDA Pool, and the discretionary component comprising the remaining 50% of the target amount, or the Discretionary Pool. Our compensation committee determined that this allocation was consistent with the corporate objectives of rewarding revenue and AEBITDA growth, while at the same time encouraging focus on individual performance.

The Revenue Targets for 2013 were set as follows:

% of Revenue Pool Payable	2013 Revenue Target
0	Below $542 million
50%	$542 million
100%	$553 million
125%	At or above $566 million

For amounts between $542 million and $566 million, the percentage of the Revenue Pool payable was prorated between 50% and 125% depending on actual achievement in 2013.

The AEBITDA Targets for 2013 were set as follows:

% of AEBITDA Pool Payable	2013 AEBITDA Target
0	Below $31 million
50%	$31 million
100%	$33 million
125%	At or above $39 million

For amounts between $31 million and $39 million, the percentage of the AEBITDA Pool payable was prorated between 50% and 125% depending on actual achievement in 2013. The Revenue and AEBITDA Targets set forth above are before giving effect to the treatment of ClubLocal as discontinued operations.

Our compensation committee also determined that the percentage-payable multiplier applicable to both pools would be the lower of the two (as determined based on actual 2013 performance). For instance, if the percentage payable for the Revenue Pool was 100% and the percentage payable for the AEBITDA Pool was 110%, the percentage payable for both pools would be 100%. The committee established this linkage to emphasize the importance of not seeking either revenue growth or profitability at the expense of the other. The Discretionary Pool would be payable based on our compensation committee’s assessment of the individual performance of the participating executives.

The following table sets forth the allocation of the target bonus pool for 2013 for participating named executive officers. Mr. Carlick, as Interim Chief Executive Officer, did not participate in the bonus plan and was not awarded a 2013 cash bonus.

Executive	Participation % of Total Pool
Zorik Gordon	19%
Ross G. Landsbaum	7%
Josh Claman	8%
Nathan Hanks	19%
Kris Barton	4%
Daniel Della Flora (1)	1%

(1)	Mr. Della Flora’s participation in the bonus pool was prorated based on his partial-year of service with us in 2013.

For 2013, we ended the year with revenue of $514.1 million and AEBITDA of $25.7 million (before giving effect to the treatment of ClubLocal as discontinued operations). Accordingly, neither target was met, and no bonuses were paid from such pools.

The compensation committee then considered whether to pay some or all of the 50% in the Discretionary Pool. The compensation committee decided to not pay any of the Discretionary Pool. While the compensation committee acknowledged the strong performance of the continuing named executive officers, the compensation committee concluded that the overall performance of the company in 2013 was unsatisfactory and, therefore, no bonuses to the section 16 officers were merited under the bonus plan.

2014 Executive Bonus Plan. For 2014, the compensation committee has approved a new bonus paradigm, with 50% tied to performance against AEBITDA objectives, and 50% tied to performance against revenue objectives. The compensation committee also reserved the right to grant other bonuses to the named executive officers as may be necessary for retention or other purposes.

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing stockholdings and long-term incentive awards, individual performance history, prior financial contributions to us and the size of prior grants.

To reward and retain our named executive officers in a manner that aligns their interests with stockholders’ interests, we have historically used stock options as the primary incentive vehicle for long-term compensation. Because employees realize value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time. We will also, from time to time, grant restricted stock to our named executive officers, which we believe incentivizes future growth, and also delivers value to these officers in excess of simple future appreciation. These awards are further intended to enable our executive officers to establish or augment meaningful equity stakes in the Company.

We generally use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. Although the compensation committee typically grants annual refresher grants, we have not established a formula or program for determining the size of any equity award, including any annual refresher grants, and our compensation committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management. The exercise price of each stock option grant is at or above the fair market value of our common stock on the grant date, for which we use the closing price of our common stock on the Nasdaq on the grant date. Stock option awards typically vest over a four-year period as follows (subject to continued service through the applicable vesting date): 25% of the shares underlying the option vest on the first anniversary of the vesting commencement date, and the remainder of the shares underlying the option vest in equal monthly installments over the following 36 months. The restrictions pertaining to the restricted stock grants generally lapse with respect to 25% of the shares on the first anniversary of the grant date, and lapse with respect to 1/12th of the shares on each three month anniversary of the grant date thereafter, subject to continued service. We believe these vesting schedules appropriately encourage continued service with the company while allowing our executives to realize compensation in line with the value they have created for our stockholders.

In February 2013, the compensation committee also granted Performance Awards to the named executive officers (other than Messrs. Carlick and Della Flora), which were later amended in November 2013. The restrictions on the shares were originally scheduled to lapse based on achievement of a stock price target, as well as continued service, as follows: if the stock price target was first achieved in 2013, 100% of the shares would have vested in 1/3 increments on the first, second and third anniversaries of the February 14, 2013 grant date; if the stock price target was first achieved during 2014, 20% of the shares would have been forfeited and the remaining 80% of the shares would have vested 2/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date; and if the stock price target was first achieved during 2015, 60% of the shares would have been forfeited and the remaining 40% of the shares would have vested on the third anniversary of the grant date. If the stock price target was not achieved by December 31, 2015, all shares would have been forfeited. The stock price target was not achieved in 2013.

After the departure of our Chief Executive Officer in August 2013, the compensation committee determined it prudent to amend the terms of the Performance Awards and grant special, one-time restricted stock awards (the Retention Awards) to key personnel as retention inducements. The Retention Awards granted to Messrs. Landsbaum, Claman, Barton and Della Flora are scheduled to vest in two equal tranches on November 7, 2014 and November 7, 2015, subject to the recipient’s continuous employment with the company through each vesting date. The Performance Awards granted to Messrs. Landsbaum, Claman and Barton were amended to include the same time based vesting schedule as the Retention Awards, such that even if the applicable performance goals were not achieved, these awards would vest over the same two-year period. In addition, if the performance goals were achieved and such achievement would cause the Performance Awards to vest earlier than the Retention Awards, the Performance Awards would vest on such earlier date(s). The compensation committee implemented this retention program as it sought to ensure that the key personnel needed to manage the company during this transitional period remained in with the company. The Performance Awards granted to Messrs. Gordon and Hanks were not amended, as they departed from our company prior to the November 2013 amendments.

In November 2013, in light of Mr. Carlick’s agreement to serve as Interim Chief Executive Officer, Mr. Carlick was awarded a one-time restricted stock grant of 50,000 shares. The restrictions on this award will lapse on the one-year anniversary of the grant, subject to Mr. Carlick’s continued service with the Company as a director, employee or consultant.

During 2013, we made the following grants of stock options and restricted stock to our named executive officers. The options and restricted stock vest in accordance with the vesting schedules described above.

Executive	2013 Stock Option Grants (# of Shares)	2013 Performance-Vesting Restricted Stock Grants (# of Shares) (1)	2013 Time-Based Vesting Restricted Stock Grants (# of Shares) (2)
David Carlick	19,360 (3)	--	50,000
Zorik Gordon	46,660	54,475	--
Ross G. Landsbaum	20,590	24,038	25,829
Nathan Hanks	46,660	54,475	--
Josh Claman	20,590	24,038	29,925
Kris Barton	14,880	17,363	18,687
Daniel Della Flora	50,000	--	30,000

(1)

Represents Performance Awards. The Performance Awards granted to Messrs. Landsbaum, Claman and Barton were subsequently amended to provide for vesting upon the earlier of the Performance Award vesting schedule (assuming the performance goals are achieved) or pursuant to a time-based vesting schedule.

(2)	Other than with respect to Mr. Carlick, represents Retention Awards.

(3)

This award was made prior to Mr. Carlick’s appointment as Interim Chief Executive Officer under our non-executive director compensation program. Mr. Carlick was not eligible to participate in our non-executive director compensation program while he served as an officer of our company.

The foregoing equity awards granted to our named executive officers for the 2013 fiscal year are also set forth in the “Grants of Plan-Based Awards Table.”

Equity-based awards held by our named executive officers are also subject to accelerated vesting in the event of certain terminations of the named executive officer or a change in control. For more information, see “Severance and Change in Control Benefits” below. We do not currently have any formal stock ownership requirements for our named executive officers.

Severance and Change in Control Benefits

Change in Control and Severance Policy for Senior Management

We maintain a Change in Control and Severance Policy for Senior Management, which our board of directors adopted because it believes that change in control and severance benefits are essential for us to fulfill our objective of attracting and retaining key managerial talent. The Change in Control and Severance Policy was adopted, and is maintained, to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. In addition to providing severance benefits to any participant who incurs a termination of employment under certain circumstances following a change in control, the policy provides for severance payments in the event of termination without cause or termination by the employee for good reason under circumstances not involving a change in control. The Change in Control and Severance Policy provides that “Group A Participants” receive 12 months of benefits and “Group B Participants” receive six months of benefits. In the event of a change in control or a qualifying termination, an eligible participant in the policy may be entitled to receive salary continuation payments, equity award acceleration and certain other benefits as more fully described in the section entitled “Potential Payments Upon Termination or Change in Control” below. Payments under the policy are subject to the participant delivering an effective general release of claims in a form acceptable to us.

In 2013, as part of the equalization of the compensation for Messrs. Gordon and Hanks, Mr. Hanks joined Mr. Gordon as a Group A Participant in the Change in Control and Severance Policy. Messrs. Landsbaum, Barton and Della Flora are each eligible, and Mr. Claman was eligible, to participate in this policy and are Group B Participants, and Mr. Carlick does not participate in this policy.

Employment Letters

As more fully described below in the section entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters,” Mr. Hanks’ employment letter provided for certain payments and benefits upon a qualifying termination or a change in control, including salary continuation and the acceleration of certain unvested equity awards.

Retention Awards

The Retention Awards and, after amendment, the Performance Awards, granted to named executive officers are each subject to immediate acceleration in full in the event the holder is terminated by us other than for “cause” or resigns for “good reason.”

Retirement Savings

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $17,500 in 2013, and to have the amount of this reduction contributed to our 401(k) plan.

Employee Benefits and Perquisites

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our health and welfare plans. For employees generally, we bear some portion of the premium costs for such plans and the employee bears some of the premium costs. For Mr. Landsbaum, however, we bear all of the premium costs. The incremental cost to our company related to bearing such costs for our named executive officers for 2013 is reflected under “All Other Compensation” in the “Summary Compensation Table” below. We do not view perquisites or other personal benefits as a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by the compensation committee.

Entrance into Separation Agreements with Former Officers, and Employment Letter with New Chief Executive Officer

On September 4, 2013, November 1, 2013, and May 30, 2014, we entered into Separation Agreements with Messrs. Gordon, Hanks, and Claman, respectively. For additional information, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters” below.

On March 31, 2014, we entered into an employment letter with Ms. Rowlands, pursuant to which she serves as our Chief Executive Officer. For additional information, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Employment Letter Entered into with New Chief Executive Officer” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its named executive officers, other than its Chief Financial Officer, unless compensation is performance-based. Where reasonably practicable and to the extent that the Code Section 162(m) deduction disallowance becomes applicable to our company, our compensation committee may seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations. As such, in approving the amount and form of compensation for our named executive officers in the future, our compensation committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m) of the Code. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, we generally intend to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting Standards

ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718, requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, and restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. Our compensation committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

 EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth summary information concerning the compensation of our named executive officers:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($) (1)	Stock Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
David Carlick	2013	216,696	(3)	--	150,121	649,000		--	--		1,015,817
Former Interim Chief Executive Officer, Chairman of the Board

Zorik Gordon	2013	265,205		--	279,974	300,702	(4)	--	857,139	(5)	1,703,020
Former Chief Executive Officer	2012	400,000		251,320	390,000	102,180		242,273	7,169		1,392,942
	2011	400,000		100,528	2,267,300	--		--	6,697		2,774,525

Ross G. Landsbaum	2013	374,000		--	123,546	647,274		--	8,305	(6)	1,153,125
Chief Financial Officer	2012	340,000		82,500	195,000	51,090		79,530	7,169		755,289
	2011	340,000		24,700	680,190	--		--	6,697		1,051,587

Josh Claman	2013	400,000		--	123,546	692,262		--	--		1,215,808
Chief Revenue Officer	2012	183,333		45,834	919,150	238,600		44,184	--		1,431,101

Nathan Hanks	2013	382,466		--	279,974	300,702	(4)	--	607,569	(7)	1,570,711
Former President	2012	333,000		268,625	240,000	62,880		162,555	6,955		1,074,015
	2011	333,000		67,450	1,133,650	--		--	6,517		1,540,617

Kris Barton	2013	360,500		--	89,284	467,929		--	--		917,713
Chief Technology Officer

Daniel Della Flora	2013	109,230	(8)	--	326,270	389,400		--	12,280	(9)	837,180
Chief Accounting Officer

(1)

Amounts represent the full grant date fair value of stock options granted during 2011, 2012 and 2013 calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 10 to our financial statements included in our Form 10-K filed March 4, 2014.

(2)

Amounts represent the full grant date fair value of restricted stock awards granted during the relevant fiscal year, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted stock awards made to named executive officers, refer to Note 10 to our financial statements included in our Form 10-K, filed on March 5, 2014.

(3)

Amount includes cash retainer fees in respect of Board service for the period from January 2013 through August 2013 pursuant to our non-employee director compensation program and salary in respect of service as our Interim Chief Executive Officer from September 2013 through December 2013. Mr. Carlick’s annual base salary as our Interim Chief Executive Officer was equal to $400,000.

(4)	The value as of the grant date of the Performance Awards granted to Messrs. Gordon and Hanks, assuming the highest level of performance conditions were achieved, was $707,086, each.

(5)

Amount includes $134,795 of salary continuation payments, $714,039 of fair value attributable to equity-award acceleration and extension of time to exercise stock options, and $8,305 of health and welfare plan premium costs.

(6)	Amount represents health and welfare plan premium costs.

(7)

Amount includes $17,534 of salary continuation payments, $581,995 of fair value attributable to equity-award acceleration and extension of time to exercise stock options, and $8,040 of health and welfare plan premium costs.

(8)	Amount represents Mr. Della Flora’s base salary for the partial-year of service with us in 2013. For 2013, Mr. Della Flora’s annual base salary was equal to $300,000.

(9)	Amount represents relocation expenses.

Grants of Plan-Based Awards in 2013

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2013:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Per Share ($)	Awards ($)
David Carlick	5/22/2013							--	19,360	14.61	150,121	(3)
	11/7/2013							50,000	--	--	649,000	(4)
		--	--	--

Zorik Gordon	2/14/2013							--	46,660	12.98	279,974	(3)
	2/14/2013				21,790	43,580	54,475	--	--	--	300,702	(4)
		187,500	250,000	312,500

Ross G. Landsbaum	2/14/2013							--	20,590	12.98	123,546	(3)
	2/14/2013				--	--	--	24,038	--	--	312,013	(5)
	11/7/2013							25,829	--	--	335,260	(4)
		70,125	93,500	116,875

Josh Claman	2/14/2013							--	20,590	12.98	123,546	(3)
	2/14/2013				--	--	--	24,038	--	--	312,013	(5)
	11/7/2013							29,295	--	--	380,249	(4)
		75,000	100,000	125,000

Nathan Hanks	2/14/2013							--	46,660	12.98	279,974	(3)
	2/14/2013				21,790	43,580	54,475	--	--	--	300,702	(4)
		187,500	250,000	312,500

Kris Barton	2/14/2013							--	14,880	12.98	89,284	(3)
	2/14/2013				--	--	--	17,363	--	--	225,372	(5)
	11/7/2013							18,687	--	--	242,557	(4)
		40,556	54,075	67,594

Daniel Della Flora	11/7/2013							--	50,000	12.98	326,270	(3)
	11/7/2013							30,000	--	--	389,400	(4)
		14,063	18,750	23,438

(1)

Amounts shown in these columns represent each named executive officer’s non-discretionary incentive bonus opportunity under our 2013 Executive Bonus Plan, other than Mr. Carlick, who did not participate in the plan. The “Target” amount represents the named executive officer’s target bonus if the performance goals under the 2013 Executive Bonus Plan were achieved at the target levels, and the “Threshold” and “Maximum” amounts represents the named executive officer’s minimum and maxim bonuses, respectively, if the performance goals under the 2013 Executive Bonus Plan were achieved at the minimum 75% levels or the maximum 125% levels. Mr. Della Fora’s non-discretionary incentive bonus opportunity was prorated based on his midyear hire date.

(2)

Represents the Performance Awards granted to Messrs. Gordon and Hanks in 2013. The amounts reported in the “Threshold, “Target” and “Maximum” columns represent the total number of performance-vesting restricted shares eligible to vest based on whether the stock price target was achieved in calendar year 2015, 2014 or 2013, respectively. We did not achieve the stock price target in 2013, and therefore the maximum number of performance shares in which Messrs. Gordon and Hanks each could have vested if they remained with the company was 43,580. If the stock price target is not achieved by December 31, 2015, all shares will be forfeited.

(3)

Amount represents the full grant date fair value of the stock option calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, refer to Note 10 to our financial statements included in our Form 10-K filed March 5, 2014.

(4)

Amount represents the full grant date fair value of the restricted stock award, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted stock awards made to named executive officers, refer to Note 10 to our financial statements included in our Form 10-K filed on March 5, 2014.

(5)

Amount represents the full grant date fair value of the restricted stock award after amendment on November 7, 2013 to add time-based vesting criteria, calculated in accordance with ASC Topic 718. The value as of the grant date of these awards was $132,690, $132,690 and $95,844, for Messrs. Landsbaum, Claman and Barton, respectively. For a discussion of the assumptions used to calculate the value of all restricted stock awards made to named executive officers, refer to Note 10 to our financial statements included in our Form 10-K filed on March 5, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Letters

We have entered into employment letters with each of our named executive officers. The principal elements of these employment letters are summarized below.

Zorik Gordon

In May 2004, we entered into, and in February 2010 amended, an employment letter with Mr. Gordon, pursuant to which Mr. Gordon served as our Chief Executive Officer until August 2013. Under his amended employment letter, Mr. Gordon’s annual base salary effective on January 1, 2010 was $400,000. The amended employment letter provided that Mr. Gordon was eligible to participate in all pension and welfare benefit plans that our company made available to our senior executives from time to time. Mr. Gordon’s amended employment letter also provided that he was eligible to participate in our Change in Control and Severance Policy as a Group A Participant.

On September 4, 2013, we entered into a Separation Agreement with Mr. Gordon, our Chief Executive Officer and a director, in connection with his resignation (the “Gordon Separation Agreement”). Pursuant to the Gordon Separation Agreement, Mr. Gordon is receiving the following benefits: (i) continuation payments of his annual base salary of $400,000 for 12 months; (ii) 12 months of continued health benefits; (iii) immediate acceleration of all unvested equity awards that would have vested during the 12-month period following August 30, 2013, except for the performance-vesting restricted stock award granted to Mr. Gordon in February 2013, which remains eligible to vest on a pro-rated basis pursuant to its terms and the Separation Agreement; (iv) a period of 270 days from August 30, 2013 to exercise any vested stock options (including those subject to acceleration); and (v) eligibility to receive a pro-rated bonus for 2013, calculated commensurately with the 2013 bonuses of other named executive officers. Since none of the named executive officers received a 2013 bonus, Mr. Gordon was also not paid a bonus.

Ross G. Landsbaum

In May 2008 we entered into an employment letter with Mr. Landsbaum, effective June 2008, pursuant to which Mr. Landsbaum serves as our Chief Financial Officer. The employment letter provides that Mr. Landsbaum will report to our Chief Executive Officer and that all of our finance-related employees will report directly or indirectly to him. Under the employment letter, Mr. Landsbaum is entitled to receive an annual base salary of $300,000, which is subject to review on an annual basis and which was raised to $385,220 effective as of January 1, 2014. The employment letter also provides that Mr. Landsbaum is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Landsbaum is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time. Pursuant to the employment letter, we paid Mr. Landsbaum $12,500 to reimburse him for reasonable attorney’s fees incurred in connection with the negotiation of his employment letter. The employment letter also provides Mr. Landsbaum with certain indemnification rights in connection with his services as a director, officer or employee of our company.

Mr. Landsbaum’s employment letter also provides that he will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Josh Claman

In May 2012 we entered into an employment letter with Mr. Claman, effective July 2012, pursuant to which Mr. Claman served as our Chief Revenue Officer. In November 2013, Mr. Claman was appointed President. Under the employment letter, Mr. Claman was entitled to receive an annual base salary of $400,000 per year, which is subject to review on an annual basis and which was raised to $440,000 effective as of January 1, 2014. The employment letter also provided that Mr. Claman was eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Claman was eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time.

In connection with the execution of the employment letter, Mr. Claman was granted: (i) an option to purchase 125,000 shares of our common stock at an exercise price equal to $11.93, which vests 25% on August 2, 2013 and in equal monthly installments over the three years thereafter; (ii) 20,000 restricted shares of our common stock whose restrictions lapse 25% on August 2, 2013 and in equal quarterly installments over the three years thereafter; and (iii) an option to purchase 30,000 shares of our common stock at an exercise price equal to $11.93, which vests upon the company’s common stock achieving an average closing price on the NASDAQ greater than or equal to $35 per share for 20 consecutive trading days after August 2, 2013, in each case subject to his continued employment through the applicable vesting date.

Mr. Claman’s employment letter also provided that he was eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

On May 30, 2014, we entered into a separation agreement with Mr. Claman (the “Claman Separation Agreement”) consistent with the terms of our Change in Control and Severance Policy for Senior Management. Pursuant to the Claman Separation Agreement, Mr. Claman resigned as President effective May 30, 2014 and received the following benefits: (i) continuation payments of his base salary for 6 months for a total of $220,000, (ii) six months of continued health benefits, and (iii) immediate acceleration of all unvested equity awards that would have vested during the six-month period following May 30, 2014, except for the performance-vesting restricted stock award granted to Mr. Claman in August 2012 which Mr. Claman forfeited.

Nathan Hanks

In April 2005 we entered into an employment letter with Mr. Hanks, which was amended and restated effective as of May 6, 2009 and further amended in February 2010. Mr. Hanks served as our President until November 2013.

Under the amended and restated employment letter, Mr. Hanks’ annual base salary was $333,000 effective January 1, 2010, which was raised to $400,000 effective January 1, 2013. The amended and restated employment letter further provided that Mr. Hanks was eligible to participate in any short- or long-term bonus or incentive plan that may be established from time to time by ReachLocal for its senior executives.

In connection with the May 2009 execution of the amended and restated employment letter, Mr. Hanks was granted a non-qualified stock option to purchase 220,000 shares of our common stock at an exercise price equal to $10.91 per share. Under the employment letter, the stock option vested as follows: (i) 25% on March 1, 2010, and (ii) the remaining 75% in equal monthly installments over the three years thereafter, subject to his continued employment with ReachLocal through vesting.

Under the amended employment letter, upon the occurrence of a “change in control” (as defined in the Change in Control and Severance Policy) of our company, Mr. Hanks’ stock option granted in connection with the execution of the amended and restated employment letter would have, immediately prior to the occurrence of the change in control, vested and become exercisable with respect to 25% of the then-remaining outstanding unvested shares. The remaining shares would have continued to vest, if at all, to the extent provided in the option agreement.

Mr. Hanks was also eligible to participate in our Change in Control and Severance Policy as a Group A Participant.

On November 1, 2013, we entered into a Separation Agreement with Mr. Hanks, our President and a director (the “Hanks Separation Agreement”). Pursuant to the Hanks Separation Agreement, Mr. Hanks resigned as President and as a board member effective on November 1, 2013, but remained employed as a Senior Adviser to ReachLocal’s Interim Chief Executive Officer through December 15, 2013. Beginning on December 15, 2013, Mr. Hanks began receiving the following benefits: (i) continuation payments of his annual base salary of $400,000 for 12 months; (ii) 12 months of continued health benefits; (iii) immediate acceleration of all unvested equity awards that would have vested during the 12-month period following December 15, 2013, except for the performance-vesting restricted stock award granted to Mr. Hanks in February 2013, which will remain eligible to vest on a pro-rated basis pursuant to its terms and the Separation Agreement; (iv) a period of 270 days from December 15, 2013 to exercise any vested stock options (including those subject to acceleration), except for the stock option granted to him on June 25, 2007, which will expire in accordance with its terms; and (v) eligibility to receive a pro-rated bonus for 2013, calculated commensurately with the 2013 bonuses of other named executive officers. Since none of the named executive officers received a 2013 bonus, Mr. Hanks was also not paid a bonus.

Kris Barton

In January 2012 we entered into an employment letter with Mr. Barton, pursuant to which Mr. Barton serves as our Chief Product Officer. Under the employment letter, Mr. Barton is entitled to receive an annual base salary of $350,000, which is subject to review on an annual basis and which was raised to $371,315 effective as of January 1, 2014. The employment letter also provides that Mr. Barton is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Barton is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time.

In connection with the execution of the employment letter, Mr. Barton was granted (i) an option to purchase 80,000 shares of our common stock at an exercise price equal to $9.42, which vests 25% on May 3, 2013, and in equal monthly installments over the three years thereafter, and (ii) restricted shares which vest 25% on May 3, 2013, and in equal quarterly installments over the three years thereafter.

Mr. Barton’s employment letter also provides that he will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Daniel Della Flora

In June 2013 we entered into an employment letter with Mr. Della Flora, which was later amended in July 2013, pursuant to which Mr. Della Flora serves as our Chief Accounting Officer. Under the employment letter, Mr. Della Flora is entitled to receive an annual base salary of $300,000 per year. The employment letter also provides that Mr. Della Flora is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Della Flora is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time.

In connection with the execution of the employment letter, Mr. Della Flora was granted an option to purchase 50,000 shares of our common stock at an exercise price equal to $12.98, which vests 25% on November 7, 2014, and in equal monthly installments over the three years thereafter.

Mr. Della Flora’s employment letter also provides that he will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Employment Letter Entered into with New Chief Executive Officer

In March 2014 we entered into an employment letter with Ms. Rowlands, pursuant to which she serves as our Chief Executive Officer. Under the employment letter, Ms. Rowlands is entitled to receive an annual base salary of $500,000 per year. The employment letter also provides that Ms. Rowlands is eligible to participate in a bonus plan based on metrics that will be determined by the compensation committee. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During her employment, Ms. Rowlands is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time. In addition, the employment letter provides that Ms. Rowlands is entitled to be reimbursed up to (i) $50,000 for reasonable expenses incurred by Ms. Rowlands with respect to her commuting and relocation to the Los Angeles, California greater metropolitan area and (ii) $10,000 per month (and any related gross-up payment to cover associated taxes) for temporary living expenses through August 1, 2015.

In connection with the execution of the employment letter, Ms. Rowlands was granted: (i) an option to purchase 650,000 shares of ReachLocal’s common stock pursuant to ReachLocal’s Amended and Restated 2008 Stock Incentive Plan, and (ii) an option to purchase 200,000 shares of ReachLocal’s common stock as an “employment inducement” award granted to Ms. Rowlands as a material inducement to her entering into employment with the Company, pursuant to NASDAQ rules. Each option has an exercise price equal to $10.30, and vests 12.5% on October 1, 2014, 12.5% on April 1, 2015, and in equal monthly installments over the three years thereafter, subject to Ms. Rowlands’ continued employment through the applicable vesting date.

Under the employment letter, upon the occurrence of a “change in control” (as defined in the Change in Control and Severance Policy) of our company, the stock options granted to Ms. Rowlands in connection with the execution of the employment letter will, immediately prior to the occurrence of the change in control, vested and become exercisable with respect to 100% of the then-remaining outstanding unvested shares. Ms. Rowlands’ employment letter also provides that she will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2013:

	Option Awards							Stock Awards
Names	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)
David Carlick	9/19/2008	9/19/2008	75,000	--	10.91	9/19/2015	(2)
	6/15/2011	6/15/2011	11,209	--	17.32	6/15/2018
	5/22/2012	5/22/2012	81,402	--	9.00	5/22/2019
	5/22/2013	5/22/2013	--	19,360	14.61	5/22/2020	(3)
	11/7/2013	11/7/2013						50,000	(4)	635,500

Zorik Gordon	9/19/2008	5/7/2008	420,000	--	10.91	5/27/2014
	5/20/2010	5/20/2010	200,000	--	13.00	5/27/2014	(5)
	2/17/2012	2/17/2012	32,487	--	7.86	5/27/2014	(5)
	6/25/2012	6/25/2012	74,712	--	13.00	5/27/2014	(5)
	2/14/2013	2/14/2013	17,497	--	12.98	5/27/2014	(5)				4,816	(5) (6)	61,206

Ross G. Landsbaum	9/19/2008	6/2/2008	272,489	--	10.91	9/18/2015	(2)
	5/20/2010	5/20/2010	71,666	8,334	13.00	5/19/2017	(7)
	2/17/2012	2/17/2012	1,084	28,167	7.86	2/16/2019	(7)	3,657	(8)	46,480
	6/25/2012	6/25/2012	15,517	25,862	13.00	6/24/2019	(9)
	2/14/2013	2/14/2013	--	20,590	12.98	2/14/2020	(7)	24,038	(10)	305,523
	11/7/2013	11/7/2013						25,829	(10)	328,287

Josh Claman	8/2/2012	8/2/2012	41,666	83,334	11.93	8/1/2019	(7)	20,000	(8)	254,200
	8/2/2012	8/2/2012	--	30,000	11.93	8/1/2019	(11)
	2/14/2013	2/14/2013	--	20,590	12.98	2/14/2020	(7)	24,038	(10)	305,523
	11/7/2013	11/7/2013						29,295	(10)	372,339

Nathan Hanks	6/25/2007	12/1/2006	--	--	1.03	3/14/2014
	2/1/2008	2/1/2008	100,000	--	9.23	9/11/2014	(12)
	9/19/2008	2/1/2009	140,000	--	10.91	9/11/2014	(12)
	4/23/2009	3/1/2009	220,000	--	10.91	9/11/2014	(12)
	5/20/2010	5/20/2010	100,000	--	13.00	9/11/2014	(12)
	2/17/2011	2/17/2011	93,749	--	22.46	9/11/2014	(12)
	2/17/2012	2/17/2012	16,000	--	7.86	9/11/2014	(12)
	2/14/2013	2/14/2013	21,385	--	12.98	9/11/2014	(12)				6,945	(6) (12)	88,268

Kris Barton	5/3/2012	5/3/2012	31,666	48,334	9.42	5/3/2019	(7)	6,250	(8)	79,438
	2/14/2013	2/14/2013	-	14,880	12.98	2/14/2020	(7)	17,363	(10)	220,684
	11/7/2013	11/7/2013						18,687	(10)	237,512

Daniel Della Flora	11/7/2013	11/7/2013	--	50,000	12.98	2/14/2020	(7)	30,000	(10)	381,300

(1)	Based on a market value of $12.71 per share, which was the closing price of our common stock on the NASDAQ on December 31, 2013.

(2)	On March 27, 2014, the expiration date of this stock option was extended three years.

(3)

This option was issued to Mr. Carlick in his capacity as a director and will vest in full upon the earlier of the first anniversary of the grant date and the date of the next annual meeting of stockholders.

(4)	These restricted shares are scheduled to vest, and the restrictions thereon will lapse, on the first anniversary of the vesting commencement date.

(5)

Pursuant to the Gordon Separation Agreement, on September 4, 2013 all unvested equity awards that would have vested during the 12-month period following August 30, 2013, other than the performance-vesting restricted stock award granted to Mr. Gordon February 14, 2013, were immediately vested. A pro-rata portion of the performance-vesting restricted stock award remains eligible to vest in accordance with its terms.

(6)

These restricted shares will vest, and the restrictions thereon will lapse, based on achievement of a stock price target as follows: if the stock price target was first achieved in 2013, 100% of the shares would have vested in 1/3 increments on the first, second and third anniversaries of the February 14, 2013 grant date; if the stock price target is first achieved during 2014, 20% of the shares will be forfeited and the remaining 80% of the shares will vest 2/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date; and if the stock price target is first achieved during 2015, 60% of the shares will be forfeited and the remaining 40% of the shares will vest on the third anniversary of the grant date. We did not achieve the stock price target in 2013, and if the stock price target is not achieved by December 31, 2015, all shares will be forfeited. The number of shares and the payout values reported represent the achievement of threshold performance, i.e., meeting the stock price target during 2015.

(7)

These options are scheduled to vest and become exercisable as to 25% of the option on the first anniversary of the vesting commencement date and as to the remaining 75% in monthly installments over the 36-month period thereafter.

(8)

These restricted shares will vest, and the restrictions thereon will lapse, as to 25% on the first anniversary of the vesting commencement date and as to the remaining 75% in quarterly installments over the 36-month period thereafter.

(9)

These options were issued in exchange for surrendered options pursuant to the stock option exchange we completed on June 25, 2012. These options are scheduled to vest and become exercisable as to 12.5% of the option on the six-month anniversary of the vesting start date and as to the remaining 87.5% in monthly installments over the 42-month period thereafter.

(10)	These restricted shares will vest, and the restrictions thereon will lapse, as to 50% of the total number of shares on the first and second anniversaries of the vesting commencement date.

(11)

These options will vest upon the company achieving an average closing price on the NASDAQ greater than or equal to $35 per share for 20 consecutive trading days after the first anniversary of the vesting commencement date.

(12)

Pursuant to the Hanks Separation Agreement, on December 15, 2013 all unvested equity awards that would have vested during the 12-month period following December 15, 2013, other than the performance-vesting restricted stock award granted to Mr. Hanks February 14, 2013, were immediately vested. A pro-rata portion of the performance-vesting restricted stock award remains eligible to vest in accordance with its terms.

2013 Option Exercises and Stock Vested

The following table summarizes stock option exercises by and vesting of stock applicable to our named executive officers during the year ended December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
David Carlick	--	--	--	--
Zorik Gordon	62,512	300,675	8,125	96,825
Ross G. Landsbaum	47,749	208,296	2,843	35,659
Josh Claman	--	--	--	--
Nathan Hanks	154,259	1,604,086	5,500	68,120
Kris Barton	--	--	3,750	58,231
Daniel Della Flora	--	--	--	--

(1)	Amounts are calculated by multiplying the number of shares acquired on exercise by the closing price of a share of our common stock on the exercise date, net of the respective exercise price.

(2)	Amounts are calculated by multiplying the number of shares acquired on vesting by the closing price of a share of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Policy for Senior Management

In 2008, our board of directors approved the Change in Control and Severance Policy for Senior Management, which we amended in February 2010. Under the terms of this policy, eligible participants are entitled to the payments and benefits described below. A participant’s right to receive payments and benefits under the Change in Control and Severance Policy is conditioned upon his or her acknowledgement and agreement that any benefits provided under the policy are in lieu of, and not in addition to, any such benefits provided under the terms of his or her individual employment letter.

Change in Control. Upon a “change in control” (as defined in the Change in Control and Severance Policy), eligible participants are entitled to accelerated vesting, immediately prior to the change in control, of 25% of their then-unvested equity awards. Remaining unvested shares will continue to vest, if at all, to the extent provided in the terms of the original award.

Change in Control and Involuntary Termination. Upon a termination of an eligible participant by us other than for “cause” or by the participant for “good reason” (each, as defined in the Change in Control and Severance Policy) within one year following a “change in control,” eligible participants are entitled to:

●	the payment of accrued salary and vacation;

●	immediate acceleration of all unvested equity compensation; and

●

continuation payments of the eligible participant’s then-current base salary for 12 months (Group A participants) or six months (Group B participants) and company-paid premiums for COBRA continuation coverage for up to 12 months (Group A participants) or six months (Group B participants) after the date of termination.

Involuntary Termination. Upon a termination of an eligible participant by us other than for “cause” or by the participant for “good reason” at any time other than within the one-year period following a “change in control,” eligible participants are entitled to:

●	the payment of accrued salary and vacation;

●

immediate acceleration of unvested equity awards that would have vested during the 12-month period (Group A participants) or six-month period (Group B participants) immediately following the date of termination; and

●

continuation payments of the eligible participant’s then-current base salary for 12 months (Group A participants) or six months (Group B participants) and company-paid premiums for COBRA continuation coverage for up to 12 months (Group A participants) or six months (Group B participants) after the date of termination.

Messrs. Landsbaum, Barton and Della Flora participate in the Change in Control and Severance Policy as Group B participants. Messrs. Gordon and Hanks participated in the Change in Control and Severance Policy as Group A participants when they were employees, and Mr. Claman participated in the Change in Control and Severance Policy as a Group B participant when he was an employee. Mr. Carlick does not participate in the Change in Control and Severance Policy.

Retention Awards

The Retention Awards and, after amendment, the Performance Awards, granted to named executive officers are each subject to immediate acceleration in full in the event the holder is terminated by us other than for “cause” or resigns for “good reason.”

Interim Chief Executive Officer Award

The restricted shares granted Mr. Carlick in November 2013 are subject to immediate acceleration in full in the event of a “change in control” of the company.

Summary of Potential Payments

The following table summarizes the payments that would have been made to our named executive officers (other than Messrs. Gordon and Hanks) upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our company occurred on December 31, 2013 or a “change in control” of our company occurred on December 31, 2013, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Termination Without Cause or With Good Reason (No Change in Control) ($)	Termination Without Cause or With Good Reason (Within One Year After Change in Control) ($)	Change in Control (No Termination) ($)
David Carlick
Cash Severance	--	--	--
Continued Health Benefits	--	--	--
Acceleration of Equity Awards (1)	--	--	635,500
Total	--	--	635,500

Ross G. Landsbaum
Cash Severance (2)	187,000	187,000	--
Continued Health Benefits (3)	10,691	10,691	--
Acceleration of Equity Awards (1)	675,668	816,900	204,225
Total	873,359	1,014,591	204,225

Josh Claman
Cash Severance (2)	200,000	200,000	--
Continued Health Benefits (3)	8,385	8,385	--
Acceleration of Equity Awards (1)	721,825	941,025	235,256
Total	930,210	1,149,410	235,256

Kris Barton
Cash Severance (2)	180,250	180,250	--
Continued Health Benefits (3)	9,258	9,258	--
Acceleration of Equity Awards (1)	506,983	696,652	174,163
Total	696,491	886,160	174,163

Daniel Della Flora
Cash Severance (2)	150,000	150,000	--
Continued Health Benefits (3)	9,390	9,390	--
Acceleration of Equity Awards (1)	381,300	381,300	95,325
Total	540,690	540,690	95,325

(1)

Represents the aggregate value of the named executive officer’s (i) accelerated stock options, which was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of a share of our common stock on December 31, 2013 ($12.71) and the per share exercise price of the accelerated option and (2) restricted stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the fair market value of our common stock on December 31, 2013 ($12.71).

(2)	Represents the aggregate amount of base salary continuation payments to the named executive officer for the applicable severance period (six months for each of the named executive officers).

(3)

Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of December 31, 2013) for the maximum period provided in the Change in Control and Severance Policy or employment agreement, as applicable (six months for the named executive officers).

Summary of Payments to Former CEO and President

The following table summarizes the payments that were or will be made to Messrs. Gordon and Hanks pursuant to the Gordon Separation Agreement and the Hanks Separation Agreement, respectively. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Separation Agreement ($)
Zorik Gordon
Salary Continuation Payments	400,000
Continued Health Benefits	17,232
Acceleration and Extension of Time to Vest of Equity Awards (1)	714,039
Total	1,131,271

Nathan Hanks
Salary Continuation Payments	400,000
Continued Health Benefits	20,752
Acceleration and Extension of Time to Vest of Equity Awards (1)	581,995
Total	1,002,747

(1)	Amount represents the fair value attributable to equity-award acceleration and extension of time to exercise stock options.

OTHER MATTERS

Stockholder Proposals for Inclusion in the 2015 Proxy Statement

Stockholders wishing to present proposals for inclusion in our proxy statement for the 2015 Annual Meeting under Rule 14a-8 of the Exchange Act, must submit their proposals to us no later than December 30, 2014. Proposals should be sent to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.

Incorporation by Reference

We hereby incorporate by reference the following items into this Proxy Statement:

●	Items 6, 7, 7A, 8 and 9 of Part II of our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 5, 2014

●	Items 1, 2 and 3 of Part I of our quarterly reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 9, 2014 and August 7, 2014, respectively

Our annual report on Form 10-K and quarterly reports on Form 10-Q are available on the SEC’s website, http://www.sec.gov, or on our website, http://investors.reachlocal.com. Copies of our annual report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the SEC (exclusive of exhibits and documents incorporated by reference) may also be obtained for free by directing written requests to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. Copies of exhibits and basic documents filed with the annual report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.

Information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of a board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

Independent Registered Public Accounting Firm to Attend the Special Meeting

Grant Thornton LLP has served as our independent registered public accounting firm since 2007, and one or more representatives of Grant Thornton LLP will be present at the meeting. These representatives will be provided an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367 or contact us by telephone at 818-274-0260.

Other Matters

The Board knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Adam F. Wergeles
Adam F. Wergeles
Secretary